FIRST AMENDMENT TO EMPLOYMENT
                         AGREEMENT OF KEVIN F. SHERLOCK


     WHEREAS Kevin F. Sherlock ("Executive"), an individual residing at 162 Boney Lane, St. James, New York 11780, entered into an employment agreement with NetWolves Corporation, a New York corporation having its principal place of business located at 33 Walt Whitman Drive, Suite 125, Huntington Station, New York 11743 (the "Company"), dated as of June 17, 1998 (the "Employment Agreement"); and

     WHEREAS, the parties now desire to amend certain terms of the Employment Agreement;

     NOW, THEREFORE, the parties agree as follows:

     1. Section 1 of the Employment Agreement is amended such that Executive shall tender his resignation as a Director and as Chief Operating Officer of the Company effective August 1, 1999. At the direction of the Board of Directors, during the remaining term of the Employment Agreement, Executive's duties shall be to attempt to secure acquisition, financing, investment and joint venture candidates for NetWolves, as well as other similar duties which may be assigned to him. Executive agrees to work from his home and shall not be provided with an office at any of the Company's offices.

     2. Section 2.2 of the Employment Agreement is deleted in its entirety.

     3. Section 2.3 of the Employment Agreement is deleted in its entirety, except that the Company hereby agrees that the warrant issued to Executive shall be amended as set forth in Exhibit "A" hereto.

     4. Section 2.4 of the Employment Agreement is amended such that Executive shall not be entitled to incur travel, cellular phone and/or entertainment expenses above a total amount equal to $250.00 during any one month period without first receiving the written approval of the Company. Reimbursement of all such expenses by the Company shall be subject to submission by Executive of appropriate documentation evidencing such expenses and shall be paid by the Company within thirty (30) days of the Company's receipt of documentation of such expenses. As of the date of the First Amendment there are business expenses of $1,800.00, which have been incurred by Executive that will be reimbursed to Executive simultaneously with the execution of this First Amendment, subject to Executive's submission of appropriate documentation evidencing such expenses.

     5. Section 2.7 of the Employment Agreement is deleted in its entirety.

     6. Section 3.1 of the Employment Agreement is deleted in its entirety, except that the Company hereby agrees that Executive shall be paid the sum of $130,000 per annum, payable semi-monthly, ending as of June 15, 2001. Executive shall be entitled to no further compensation from the Company. Executive's employment shall terminate automatically on June 15, 2001, with no rights of renewal.

     7. All other terms of the Employment Agreement shall remain in full force and effect.

Dated:    September 2, 1999

                               /s/   Kevin F. Sherlock
                                     KEVIN F. SHERLOCK


                              NETWOLVES CORPORATION

                              By:   /s/ Peter C. Castle